SECOND AMENDMENT
TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT effective as of August 25, 2015, to the Transfer Agent Servicing Agreement dated as of December 9, 2008, as amended September 1, 2010 (the "Agreement"), is entered into by and between MATRIX ADVISORS VALUE FUND, INC., a Maryland corporation (the "Company") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors.

WHEREAS, the Company and USBFS wish to amend the Agreement as set forth below.

NOW, THEREFORE, the parties agree as follows:

Section 12.  Term of Agreement; Amendment; Early Termination Fees shall be superseded and replaced in its entirety with the following:

Section 12.  Term of Agreement; Amendment; Termination Fees

This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

In the absence of any material breach of this Agreement or if the Fund is liquidated, merged or sold, should the Company elect to terminate this Agreement, the Company agrees to pay the following fees:

a.	all fees associated with converting services to a successor service provider;
b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
c.	all out-of-pocket costs associated with a. and b. above.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MATRIX ADVISORS VALUE FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ David Katz	By: /s/ Michael R. McVoy

Name: David Katz	Name: Michael R. McVoy

Title:President	Title: Executive Vice President